Exhibit 99.1

CareDx Reports Preliminary First Quarter 2017 Financial Results

BRISBANE, Calif., May 22, 2017 (GLOBE NEWSWIRE) — CareDx, Inc. (Nasdaq:CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today reported preliminary financial results for the first quarter ended March 31, 2017.

Recent highlights:

•	Achieved total preliminary revenues for the first quarter of 2017 of $11.4M to $11.6M

○	AlloMap® preliminary revenues were $7.7M to $7.9M in the quarter, with quarterly US tests volume up by 12% year-over-year

○	Olerup® preliminary revenues contributed $3.7M in the first quarter

•	Attained AlloSure draft local coverage determination (LCD) by Palmetto GBA. AlloSure is the first and only non-invasive test that uses donor derived cell free DNA to measure allograft injury and identify the probability of active rejection

•	Advanced launch readiness at the 2017 American Transplantation Congress

○	Presented data showing high correlation with active kidney transplant rejection in a large prospective multi-center study

○	Demonstrated AlloSure’s use in monitoring immunosuppressive treatment for patient recovery from active rejection

○	Highlighted intended use in clinical setting with numerous patient case studies

•	Appointed Michael Bell as Chief Financial Officer effective April 21, 2017 and retained top-tier accounting firm to support financial reporting team

“Our strong AlloMap volume and revenue growth in the quarter underscores the build out in our core business. In addition, we are thrilled to receive a draft LCD for AlloSure and we continue to anticipate CMS coverage this year, and with this milestone achieved, we are well on track to make AlloSure available to kidney transplant patients later in 2017,” said Peter Maag, CareDx President and Chief Executive Officer. “With our new CFO, Michael Bell, on board, we are making significant improvements within our finance organization.”

Preliminary First Quarter 2017 Financial Results

These financial results for the three months ended March 31, 2017 are preliminary and will be updated with the filing of the upcoming Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Preliminary revenues for the three months ended March 31, 2017 were $11.4 million to $11.6 million compared with $6.6 million in the first quarter of 2016. Preliminary revenues from AlloMap tests for the three months ended March 31, 2017, were $7.7 million to $7.9 million compared with $6.5 million in the first quarter of 2016. Preliminary Olerup revenues in the three months ended March 31, 2017, were $3.7 million.

For the first quarter of 2017, preliminary net loss was in the range of $6.8 million to $5.8 million, compared to net loss of $9.8 million in the first quarter of 2016. Preliminary basic and diluted net loss per share were in the range $0.32 to $0.27 in the first quarter of 2017, compared to basic and diluted net loss per share of $0.81 in the first quarter of 2016.

Preliminary cash and cash equivalents was $12.2 million as of March 31, 2017, compared with $17.3 million as of December 31, 2016.

2017 Guidance

For the full year 2017, the Company continues to expect revenue to be in the range of $45 million to $50 million, excluding any potential AlloSure revenue.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value, non-invasive diagnostic surveillance solutions for transplant recipients. The Company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant recipients. CareDx is also pursuing the development of additional products for post-transplant monitoring of other solid organs that use a variety of technologies, including next-generation sequencing, to detect donor-derived cell-free DNA to monitor the health of organs after transplantation.

CareDx, with its presence through Olerup, also develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between a donor and a recipient of stem cells and organs.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release contains forward-looking statements about our business, research, development and commercialization efforts including, but not limited to our anticipated future financial results, including our guidance for full fiscal 2017 revenue and preliminary financial results for the three months ended March 31, 2017, which final results could change materially, and the development, commercialization, utility, performance and adoption of AlloSure. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risk associated with successful research, development and planned commercialization of our technologies. These factors, together with those that are described in our filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by us with the SEC on April 21, 2017. Any of these may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Investor Contact

Caroline Corner, Managing Director

Westwicke Partners, LLC

T: +1 415-314-1725

E: caroline.corner@westwicke.com